Exhibit 23.2

SRK Consulting	SRK Consulting (U.S.), Inc. 7175 West Jefferson Avenue, Suite 3000 Lakewood, CO USA 80235
Engineers and Scientists

denver@srk.com
www.srk.com

Tel: 303.985.1333
Fax: 303.985.9947

February 10, 2010

Golden Queen Mining Company Ltd.
6411 Imperial Avenue
Vancouver, British Columbia
Canada, V7W 2J5

Re:	Golden Queen Mining Company Ltd. (the “Company”)
Registration Statement on Form S-8

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 dated February 10, 2010 of Golden Queen Mining Co. Ltd. of the technical report titled “NI 43-101 Technical Report – Soledad Mountain Project” dated March 2006, prepared by SRK Consulting of Lakewood, Colorado.

Yours truly,

SRK CONSULTING

Per:   /s/ P.I. Clarke
         Authorized Signatory